EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

PacifiCorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	7.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2055	457(r)	$850,000,000	100.00%	$850,000,000	0.00015310	$130,135
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$850,000,000		$130,135
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$130,135

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate offering price of that offering is $850,000,000.